ISSUER FREE WRITING PROSPECTUS DATED MAY 18, 2021
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-255266

Grove Inc.™

Experts in Hemp, Leaders in Plant Based Wellness

Q2 2021

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Forward Looking Information

This presentation contains "forward-looking statements", including statements regarding Grove, Inc. and its subsidiaries, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All of the statements in this presentation, including financial projections, whether written or oral, that refer to expected or anticipated future actions and results of Grove are forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements reflect our current projections and expectations about future events as of the date of this presentation. Grove cannot give any assurance that such forward-looking statements and financial projections will prove to be correct.

The information provided in this presentation does not identify or include any risk or exposures, of Grove that would materially adversely affect the performance or risk of the company. By their nature, forward-looking statements and financial projections involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking information will not occur, which may cause the Company's actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements and financial projections. Important factors that could cause actual results to differ materially from expectations include, but are not limited to: business, economic and capital market conditions; the heavily regulated industry in which Grove carries on business; current or future laws or regulations and new interpretations of existing laws or regulations; legal and regulatory requirements; market conditions and the demand and pricing for our products; our relationships with our customers and business partners; our ability to successfully define, design and release new products in a timely manner that meet our customers' needs; our ability to attract, retain and motivate qualified personnel; competition in our industry; failure of counterparties to perform their contractual obligations; systems, networks, telecommunications or service disruptions or failures or cyber-attack; ability to obtain additional financing on reasonable terms or at all; litigation costs and outcomes; our ability to successfully maintain and enforce our intellectual property rights and defend third party claims of infringement of their intellectual property rights; and our ability to manage our growth. Readers are cautioned that this list of factors should not be construed as exhaustive.

All information contained in this presentation is provided as of the date of the presentation and is subject to change without notice. Neither Grove, nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements and financial projections set out herein, whether as a result of new information, future events or otherwise, except as required by law. This is presented as a source of information and not an investment recommendation. This presentation does not take into account nor does it provide any tax, legal or investment advice or opinion regarding the specific investment objectives or financial situation of any person. Grove reserves the right to amend or replace the information contained herein, in part or entirely, at any time, and undertakes no obligation to provide the recipient with access to the amended information or to notify the recipient thereof.

Disclaimer

A registration statement (including a preliminary prospectus) relating to the offering of securities of Grove, Inc. ("Grove" or the "Company") to which this communication relates, has been filed with the U.S. Securities and Exchange Commission ("SEC") but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Before you invest in the securities described in this document, you should read the prospectus in the registration statement (including the Risk Factors described therein) filed by Grove and the other documents Grove files with the SEC for more complete information about Grove and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec. gov. Alternatively, the issuer or the underwriter in the offering will arrange to send you the prospectus by contacting Kingswood Capital Markets, 17 Battery Place ,Suite 625, New York, NY, 10004, ATTN Investment Banking Division, email info@kingswoodcm.com . This presentation does not purport to contain all the information that a prospective investor may require in connection with any potential investment in Grove. You should not treat the contents of this presentation, or any information provided in connection with it, as financial advice, financial product advice or advice relating to legal, taxation or investment matters. This presentation does not include all available information in relation to the business, operations, affairs, financial position or prospects of Grove. No representation or warranty (whether express or implied) is made by Grove or any of its shareholders, directors, officers, advisers, agents or employees as to the attainability of any estimates, forecasts or projections set out in this presentation. This presentation is provided expressly on the basis that you will carry out your own independent inquiries into the matters contained in the presentation and make your own independent decisions about the business, operations, affairs, financial position or prospects of Grove. Grove reserves the right to update, amend or supplement the information contained in this presentation at any time in its absolute discretion (without incurring any obligation to do so) without any obligation to advise you of any such update, amendment or supplement. The delivery of this presentation shall not, under any circumstance, create any implication that there has been no change in the business, operations, affairs, financial position or prospects of Grove or that information contained herein is correct after the date of this presentation.

Offering Details

Issuer	The Grove Inc
Offering Size	$11,000,000
Over Allotment Option	$1,650,000
Filing Range	$4.50 to $5.50
Ticker / Exchange	GRVI / NASDAQ
Use of Proceeds	General Corporate Purposes
Expected Pricing	$5.00
Active Bookrunner	Kingswood Capital Markets

Vertical Integration: The Leading Edge

We reshaped the way that hemp products and plant-based vitamins are produced, bought and sold.

MULTI-TIER APPROACH

- **Automated Low Cost Manufacturing**
- **Wholesale**
- **Private Label**
- **In-House Brands**
- **On Site Fulfillment**

While others lacked Vertical Integration,

We made it the backbone of our company.

Growth + Profitability

We reshaped the way that hemp products and plant-based vitamins are produced, bought and sold.



9 MONTHS ENDED 2020
9 MONTHS ENDED 2021
FISCAL YEAR ENDED 2020
FISCAL YEAR ENDED 2021
$15m
$10m
$5m
$5.1 m
31.4%
$1.6m
$13.4 m
50.5%
$6m
162% GROWTH
19.9% IMPROVEMENT
314% GROWTH
$7.4 m
34.6%
$2.6m
TBD
TBD
TBD
REVENUE
GROSS MARGIN
GROSS PROFIT
TBD

* 9 months ended March 31, 2021 over 9 months ended March 31, 2020.

FOUNDED
2018

HEADQUARTERS
Las Vegas Nevada

EMPLOYEES
90+

How **WE** do it

1. **Automated Low Cost Manufacturing**
2. **Wholesale**
3. **Private Label**
4. **In-House Brands**
5. **On-Site Fulfillment + Production**

HOW WE DO IT

1 Automated Low Cost Manufacturing

We grew the business planning for the future with investments in facilities

- Automated Production equipment, Large capacities with lowest cost.
- Automated Packaging Equipment, Employee count reduced by half with higher volumes.
- In-House Fulfillment. Dependable same or next day shipments on all customer orders.
- Manufacture for approximately 100 clients driving loyalty and lower our overall cost for manufacturing In-House Brands.







HOW WE DO IT

2 Wholesale

Three Major Problems Existed in the Hemp Industry:

Pricing, Quality, & Turnaround Time

- No one had a reliable source.
  We gave them the only trusted option.
- Extensive product line, as little as a two day turnaround, verified 3rd party lab tests to assure customer satisfaction, and priced competitively, keeping margins high.

Price | **Quality** | **Time**

HOW WE DO IT

3 Private Label

- We offer custom formulations in all categories
- Research and Development for new innovative products in Botanicals and CBD
- R&D fees boost sales and we maintain the formulation

Through our trade show, **CBDio**, the largest hemp convention in the world, we built our connections quickly, gaining industry attention from major brands that we now produce and manufacture for **over 50 Companies.**

We became the most reliable resource and more brands continued to follow suit.


YOUR
BRAND
HERE

4 In-House Brands

Our Direct-To-Consumer brands cut out any middlemen, allowing us to offer the most competitive pricing, turn around products quicker, and consistently come out with new product lines, thanks to our state of the art facility.

grn

qubes

zest™

CBD INFUSIONZ

5 On-Site Fulfillment + Production

State of the art facility with a focus on automation and efficiency produces all hemp - based products *(CBD, CBN, CBG, CBC, etc.) in the form of tinctures, topicals, and edibles.*

Vitamins: All plant-based supplements offered in gummy form, certified vegan.

720k
gummy bottles per month capacity

800k
tincture units per month capacity

168k
gummy bags per month capacity

Capturing Market Segments

Botanical Health & Wellness

Beauty

Pet Care

Trade Shows

Rare Cannabinoids

How WE Capture The Growing Market

CBDio Convention
Wholesale and Private Label Partners

CBDio Marketplace
Distribution for New and Existing Customers

In-House Brands
Premium Products at a Fraction of the Industry Price

Acquisition
New Hyper-Growth Industries (Vitamins + Plant-Based Nutrition

How **WE** Capture The Growing Market

CBD.io Convention

Largest CBD/Hemp Trade Show

- Wholesale Buyers
- Retail Consumers
- International Clients
- Distributors
- Media Partnerships

2018 Revenue:
$750k

Exhibitors:
150

2019 Revenue:
$1400k

Exhibitors:
300


CBD·io
THE FUTURE OF WELLNESS
TYSON RANCH
LOOT
LIVIVE
Red Wagon
grn
CBDBAE+
PACHAMAMA
CBD MOTHER EARTH
hempcy

How WE Capture The Growing Market

CBD.io Marketplace

We don't just manufacture and produce for companies, we help them sell their product, too! We created the one-stop shop for all brands that purchase from us to host their product on the CBDio marketplace.

It's simple. We want them to succeed! The more they sell, the more orders they place. We are the only manufacturer/producer that is actively invested in the performance of our customers.


CBD·io
ENJOY BROAD
SPECTRUM CBD
GUMMIES TODAY

How WE Capture The Growing Market

In-House Brands

Profit margins are everything. There is no middle man for our brands. Continuous wholesale and private label production runs allow for overflow and lower our cost even more. This allows us to utilize our marketing team to its full potential. Advertising cost gets quickly absorbed by revenue.


pain & recovery
zest
MUSCLE & JOINT ROLL ON
grn
250MG
TINCTURE
VANILLA
qubes
BALANCE • BOOST • CLEANSE
apple cider vinegar gummies
dietary suppliment
60
gummies
240 grams

How WE Capture The Growing Market

- Strong Presence and loyalty form Manufacturing
- Name recognition for one of the Largest CBD Trade Shows
- Quality service and reputation
- Vertical integration and complete service offering
- Direct to Consumer growth of In-House Brands
- Wholesale and Distributor relationships for In-House Brands
- Lowest possible COGS of any Brand
- Acquisition last year of additional CBD Brand
- Future Strategic Acquisitions that gain us market share
- We can lower all costs of production, distribution, overhead, insurance, and employees of any future acquisition, creating synergies, growth and higher profits



Grove Evolution & Timeline

September 5, 2018
Grove Inc. incorporated in Nevada

May 31, 2019
Acquisition of HAVZ Consolidated

July 1, 2020
Acquisition of Infusionz LLC

TBD
NASDAQ IPO

Executive Team

Allan Marshall

CEO & Chairman

Founder of XPO Logistics (NYSE)

Andrew Norstrud

CFO

Certified Public Accountant with more than a decade of experience in private and public sectors.

Robb Hackett

President

Founder of One Hit Wonder Inc., Steam Distribution, SWCH, and CBD.io.

Nathan Stavseth

CMO

Digital Marketing Expert and serial entrepreneur with a focus on online media buying and sales growth.

Use Of Net Proceeds

Category	Allocation
Equipment	$2,000,000
Building Improvement	$1,000,000
Potential Acquisitions	$4,000,000
New Personnel	$1,000,000
Marketing & Advertising	$1,000,000
Research & Development	$800,000
Working Capital	Remainder of Net Proceeds

Grove Inc.™

Questions?

hello@groveinc.io

